Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8
(Form Type)
Shoals Technologies Group, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.00001 par value per share	457(c) and 457(h)	7,208,912	$10.23	$73,747,169.76	0.0001381	$10,184.48
Total Offering Amounts					$73,747,169.76		$10,184.48
Total Fee Offsets				n/a
Net Fee Due							$10,184.48

(1)
Amount to be registered consists of 7,208,912 shares of Class A common stock of Shoals Technologies Group, Inc. (“Common Stock”) that may be offered or sold under the Shoals Technologies Group, Inc. 2021 Long-Term Incentive Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued under the Plan as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on the Nasdaq Composite on February 23, 2026, a date within five business days prior to the filing of this Registration Statement.